Exhibit 10.1

[Translated from the Original Japanese]

Agreement Concerning the Building Lease and Loan for Use of Incidental Facilities

Yokogawa Electric Corporation (hereinafter referred to as the “Lessor”) and Opnext Japan Inc. (hereinafter referred to as the “Lessee”) enter into this agreement (hereinafter referred to as “this Agreement”) as follows concerning the lease of the building indicated below and the loan of facilities incidental thereto for use.

Article 1: Scope of this Agreement

1.	The Lessor shall lease to the Lessee, and the Lessee shall lease from the Lessor, the building indicated below and the facilities incidental to the building described below (including, without limitation, office-related facilities such as elevators and utilities but excluding the semiconductor fabrication facilities as defined in the following paragraph) (hereinafter referred to as the “Building”).

Location: 1-55 Oyama 4-chome, Chuo-ku, Sagamihara-shi, Kanagawa Prefecture

(Lot number: 803-1 Oyama 4-Chome, Chuo-ku, Sagamihara-shi, Kanagawa Prefecture)

Name: Yokogawa Electric Corporation Sagamihara Site

Floor space: 31,771.36m2 (A detailed drawing is shown in Exhibit 1.)

2.	In leasing the Building under the preceding paragraph, the Lessor shall deliver the Building on an as-is basis but in usable condition for Lessee’s business on April 1, 2013, when the building lease agreement takes effect, upon granting to the Lessee the use of the facilities incidental to the Building as indicated below (hereinafter referred to as the “Facilities”), free of charge; any cost incurred thereafter in conjunction with the maintenance, management, and repairs of the Facilities shall be borne by the Lessee.

[Semiconductor fabrication facilities incidental to the Building]

Electricity facilities, air conditioning facilities, exhaust treatment facilities, production cooling water treatment facilities, air compressor/vacuuming facilities, ultra-pure water facilities, water drainage facilities, specialty gas facilities, among others

[Individual equipment]

Details are given in Exhibit 2.

3.	During the term of this Agreement, the Lessee may use other facilities on the premises owned by the Lessor (i.e., the parking lot, facilities for entrance/exit, landscaped areas, fences, etc.) free of charge, provided that the use thereof is required in conjunction with the lease of the Building and/or the loan of the Facilities for use. Additionally, expenses required for the use of such other facilities shall be borne by the Lessee.

4.	Details of the Building and the Facilities, along with the other facilities in the foregoing, are given in Exhibit 3.

Article 2: Building purpose of use

The Lessee shall use the Building for the purpose of conducting the business of the Lessee and shall not use the same for any other purpose without the advance written consent of the Lessor.

Article 3: Alterations, rebuilding and expansions, etc., and new fixtures

The Lessee shall obtain the prior written consent of the Lessor, if the Lessee wishes to undertake any of the following after its possession of the Building and the Facilities. The Lessor shall in principle consent to the Lessee’s request, as long as such request serves the Lessee’s business purpose.

(1)	Alterations, expansion/rebuilding, or remodeling of the Building and/or the Facilities to suit the Lessee’s business purpose

(2)	Placement, on the premises, of new structures pertaining to the Lessee’s business, such as advertisements

Article 4: Term

The term of this Agreement shall be 20 years from April 1, 2013 to March 31, 2033, regardless of the date of this Agreement. This Agreement may be extended upon mutual consultation between the parties hereto, to be held two years prior to expiry.

Article 5: Lease charge for the Building

1.	The Lessee shall pay the annual lease charge of 335,000,000yen (exclusive of consumption taxes) to the Lessor for the lease of the Building. (The lease for any partial month shall be prorated on the basis of a 30-day month.)

2.	The Lessee shall pay the monthly lease charge for any given month in advance by transferring the fund to the bank account designated by the Lessor no later than the last day of the preceding month. Any transfer charge shall be the responsibility of the Lessee.

Bank Account: Bank/Branch: Mizuho Bank/Mitaka Branch

Account Number: Ordinary Account 1324037

Account Holder: Yokogawa Electric Corporation

3.	For any late payment, the Lessor is entitled to impose a late charge of 5% per annum on the amount overdue.

Article 6: Deposit and security deposit

The Lessee is not under obligation to provide deposits or security deposits to the Lessor in connection with the lease of the Building.

Article 7: Fixed property tax, business site tax, etc.

1.	The fixed property tax pertaining to the Building and the Facilities (excluding the individual equipment) shall be borne by the Lessor. The fixed property tax pertaining to any additional structure attached to the Building or any additional fixed property on the premises, which the Lessee creates after signing this Agreement upon securing the advance written consent of the Lessor and to which the Lessee has title, shall be borne by the Lessee.

2.	The fixed property tax pertaining to the individual equipment shall be paid by the Lessor, which will invoice the Lessee for reimbursement of the said amount.

3.	The business site tax pertaining to the Building shall be borne by the Lessee.

4.	Costs and expenses required for the execution of the Lessee’s business, including, without limitation, charges for electricity, gas, and water, along with membership dues, shall be borne by the Lessee regardless of the billed party. In addition to the dues payable to neighborhood associations and the like, the Lessee shall be responsible for community-linked costs and expenses.

5.	In the event that the Lessor shoulders any of the costs and expenses for which the Lessee is responsible, such costs and expenses shall be considered temporary advances made by the Lessor and shall be reimbursed by the Lessee to the Lessor.

Article 8: Other costs and expenses

Definitions of other costs and expenses associated with the Building under lease and the Facilities on loan for use under this Agreement (i.e., the costs of maintenance and management, repairs, and repairs entailing improvements), in addition to the parties responsible for such costs and the implementation thereof, are defined below.

(1)	Maintenance and management cost refers to the cost of day-to-day maintenance for the Building and the Facilities, such as cleaning, minor repairs, and periodic maintenance for elevators and facilities. The Lessee shall carry out such work at its own expense.

(2)	Repair cost refers to the cost required to maintain the functionality, performance, and external appearance of the Building and the Facilities to restore a deteriorating state thereof resulting from wear and tear. The Lessee shall carry out such repairs at its own expense.

(3)	The cost of repairs entailing improvements refers to the cost associated with large-scale repairs and upgrades (replacements or exchanges) based on prior planning other than any work that falls under (1) and (2) above for the Building and the Facilities (excluding any individual equipment). Each party’s responsibility for implementation and costs shall be as follows.

(1)	The Lessor shall, in principle, carry out large-scale repairs and the upgrading of the building structure of the Building, its accessories (excluding articles created by the Lessee after the signing of this Agreement), and the physical structures thereof based on prior planning. In the case of the foregoing, the Lessor shall carry out large-scale repairs, upgrading, replacement, and exchanges at the equivalent level as previously existed.

(2)	The Lessee shall carry out repairs entailing improvements aimed at elevating the functionality of the Facilities, which may involve replacement, exchange, and upgrading, at its own expense.

(4)	The Lessee shall carry out, at its own expense, maintenance/management, repairs, and repairs entailing improvements for any item the Lessee newly creates or adds to the Building subsequent to the execution of this Agreement and upon securing the prior consent of the Lessor.

(5)	A portion of the “air conditioning facilities” in Exhibit 3 are for shared use by the Building and the semiconductor fabrication facilities, which are part of the Facilities, so the cost of large-scale repairs and upgrades with respect to such air conditioning facilities shall be borne by both the Lessor and the Lessee based on a pre-agreed percentage, to be determined upon mutual consultation between the parties hereto.

(6)	Lessor should cover a fire insurance of the building at Lessor’s expense. In the event the insurance money is paid, the money should be used for repairs entailing improvements or repairs.

Article 9: Due care of a diligent manager

1.	The Lessee shall use, keep in order, and manage the Building and the Facilities in accordance with the relevant laws and with the due care of a diligent manager.

2.	The Lessee shall further ensure that its employees, customers, suppliers, business partners, and others that are admitted to the Building comply with the same.

Article 10: Assignment or subletting

The Lessee may not engage in any of the following without the Lessor’s consent in writing.

(1)	Assignment of a lease pertaining to the Building and/or assignment of the loan, for use, of the Facilities, to a third party (including the Lessee’s subsidiaries and affiliates; the same shall apply hereinafter)

(2)	Subletting the Building and/or the Facilities in part or in whole to a third party or cause a third party to do the same; however, the Lessor shall in principle grant such request made by the Lessee, as long as the request is in line with the business purpose of the Lessee.

Article 11: Termination

1.	The Lessor may terminate this Agreement without any notice, if any of the events listed below occurs to the Lessee.

(1)	A breach of the terms of this Agreement that goes uncorrected within a reasonable period after a notice is received;

(2)	Three months of rent goes into arrears;

(3)	Dishonored bills or checks; or petition in bankruptcy or petition for the commencement of special liquidation proceedings, or if civil rehabilitation proceedings and the like are filed against or on behalf of the Lessee; or,

(4)	Petition for provisional attachment, provisional disposition, or compulsory execution, or if an auction is filed against the Lessee with respect to any important assets owned by the Lessee and located in the Building; or if delinquent tax/public dues collection procedures are ordered.

2.	The Lessee may terminate this Agreement without any notice if items (1), (3), or (4) above occur to the Lessor. For the purpose of this paragraph, “the Lessee” in Item (4) shall be read as “the Lessor.”

Article 12: Early termination

If either the Lessor or the Lessee wishes to terminate this Agreement prior to its expiry, it may request such early termination to the other party, and the Lessor and the Lessee shall discuss the matter in good faith. Should said other party grant the request, the notifying party may terminate this Agreement prior to its expiry. The terms of the early termination shall be decided by mutual consultation between the parties hereto.

Article 13: Force majeure

Either party hereto may terminate this Agreement before the expiry hereof without the Lessee’s payment of the penalty if the Building in whole or in part is lost or damaged due to an act of God or due to a reason not attributable to the Lessor or the Lessee and if such loss or damage renders the Building unusable or unsuitable for use to the extent that the objective of this Agreement can no longer be fulfilled. In the event of termination under this article, the Lessee shall be under no obligation to restore the Building and other facilities to the original state as stipulated in Paragraph 1 of the following article. However, Article 8 shall apply with necessary modifications, if the Building is partially lost or damaged but still fit to use if repaired.

Article 14: Surrender and removal of fixtures, etc.

1.	The Lessee shall, in principle, restore the Building and other facilities to their original state before surrendering the Building at the time of the expiry or termination of this Agreement. However, the foregoing shall not include damage to the floor, walls, ceiling, etc., resulting from deterioration over time that remains even after appropriate repairs as provided in Article 8, and from the conduct of the Lessee’s usual business.

2.	Subject to the Lessor’s advance consent, the Lessee may leave behind items that fall within the scope of any of the following enumerated items, upon waiving its ownership thereto.

However, should the Lessee leave behind any items that require detoxification, then it shall, in principle, leave behind such items after detoxification, and the Lessee shall bear the cost to detoxify such items.

Alternatively, the Lessee may leave behind such items without performing the required detoxication by informing the Lessor in advance and by compensating the Lessor for the cost thereof, and the details thereof shall be decided upon mutual consultation.

(1)	Structural additions to the Building or the Facilities pursuant to Article 3;

(2)	Results of repairs entailing improvements pursuant to Article 8, Paragraph 1 (3) (2); and,

(3)	Alterations performed by the Lessee prior to the commencement of the lease under Article 25, Paragraph 2.

3.	When surrendering the Building, the Lessee shall not demand to the Lessor the following: Any payment of costs or expenses required for such surrender, beneficial expenses, compensation for removal or for relocation, goodwill, other forms of compensation, or any other monetary payments on any pretext.

4.	The Lessee waives its right to request the Lessor to purchase the Lessee’s fixtures with respect to the Building, which is provided for in Article 33 of the Act on Land and Building Leases, and shall not exercise such right against the Lessor.

5.	In principle, the Lessee shall be under obligation to surrender the Facilities on an as-is basis immediately upon the expiry or termination of this Agreement. However, for individual pieces of equipment, the Lessee shall dispose them at its own expense and on its own responsibility, subject to the Lessor’s advance consent.

Article 15: Assignment of the Building, the Facilities, etc.

1.	Subject to the Lessor’s approval, the Lessee may acquire the Building and the Facilities (and other facilities), and the terms governing the transfer shall be decided upon separate consultation between the parties hereto. The Lessee may also request the transfer of the Lessor’s land on which the Building and other facilities stand.

2.	If the Lessee no longer requires any of the individual equipment loaned to the Lessee during the term of this Agreement, the Lessee shall so inform the Lessor promptly and, upon obtaining the Lessor’s advance consent, the Lessee shall dispose of such individual equipment at its own expense and on its own responsibility.

3.	In addition to Paragraph 1 of this article, the Lessee may request to the Lessor the transfer of individual pieces of equipment, which are part of the Facilities, from the Lessor by submitting a request in advance. The terms governing such transfer shall be decided upon separate consultation between the parties.

Article 16: Land lease holding rights

The Lessee shall not assert any land-lease holding rights to the Lessor, even in the event that the Lessee, under the provisions of this Agreement, undertakes the expansion of the Building by adding an object or structure that is considered a fixed property.

Article 17: On-premises inspection

For the purpose of the maintenance, security, and safety, etc., of the Building, the Lessor and any party authorized by the Lessor may enter and inspect the premises to confirm, among others, the state of use by the Lessee of the Building, provided that such inspection is notified to the Lessee in writing in advance. The Lessor shall pay due respect to the Lessee so as to conduct such inspection within the scope that will not disrupt the business of the Lessee.

Article 18: Obligation to cooperate

If the Lessee requires any assistance by the Lessor in securing permits and licenses from any competent authorities, or audits or investigations by customers, etc., in connection with the business it undertakes through the use of the leased Building or the Facilities, the Lessor shall assist the Lessee with the required procedures.

Article 19: Confidentiality obligation

The Lessor and the Lessee shall keep all matters that become known to them in relation to this Agreement in strict confidence, and neither party shall divulge such information to any third party during the term of this agreement and three years from the expiry of this Agreement without the consent of the other party.

Article 20: Amendment

No provision of this Agreement may be amended except by agreement in writing signed by the duly authorized directors or employees of the parties hereto.

Article 21: Obligation to notify

The Lessee shall notify the Lessor without delay if any important change is made with respect to its business name, the location of its principal office, its representative, or any other matters registered in the commercial registry.

Article 22: Continuation of and succession to this Agreement

If, as a result of business reorganization, business transfer and the like, there is a change in the entities to this Agreement or a change in the business engaged by a party to this Agreement, the party to the Agreement shall continue this Agreement either in its own name or in the name of the succeeding entity, or have a related third-party succeed to this Agreement.

Article 23: Costs and expenses pertaining to soil contamination

1.	The Lessor will conduct the soil contamination investigation and provide a written report on the method and the result of the investigation to the Lessee by the time of the commencement of the lease.

2.	If, after the termination or expiry of this Agreement, soil contamination is discovered and if such soil contamination is caused by the Lessee’s business activity, the Lessee shall bear the costs and expenses associated with remediation.

Article 24: Notices

Any notice or other communication between the parties hereto to be given under this Agreement (except for Article 20) shall be either in writing or by e-mail.

Article 25: Use prior to the commencement of the lease period

1.	To facilitate the smooth production launch of the Lessee, the Lessee shall be allowed, notwithstanding the provisions of Article 4 of this Agreement, to bring in and install its equipment and commence the partial use of the Building and the Facilities, etc., prior to the official commencement of the lease, provided that such use is limited to the period of April 1, 2012 through March 31, 2013. In such cases, the Lessee shall pay to the Lessor a rental fee to be separately agreed between the parties.

2.	Should the Lessee decide to use the Building and the Facilities pursuant to the preceding paragraph, the Lessee may perform alteration of the Building and the Facilities at its own expense, provided that the Lessor’s advance approval is secured.

However, the state that prevails after such alteration shall be the state that prevails at the time of the commencement of the lease discussed in Article 1, Paragraph 1, and the time of possession discussed in Paragraph 2 of the same article.

Article 26: Partial use by the Lessor

The Lessee agrees that the Lessor leases from the Lessee a portion of the Building that the Lessor continues to use for the Lessor’s business. Details with respect to the floor space of the portion leased to the Lessor and the lease charge for said portion, among others, shall be decided in a separate lease agreement, and the lease charge payable by the Lessor to the Lessee may, in principle, be offset against the lease charge due from the Lessee to the Lessor.

Article 27: Governing law

This Agreement is governed by the laws of Japan and is construed in accordance with the laws of Japan.

Article 28: Language

The Japanese version of this Agreement shall prevail as the original agreement.

Article 29: Matters not provided for

Any doubt relating to the interpretation of any provisions contained herein or the operation hereof and any matters not provided for in this Agreement shall be settled in good faith in accordance with the Civil Code or other relevant laws/customs.

Article 30: Exclusive jurisdiction

The parties hereto agree to submit to the exclusive jurisdiction of the Tokyo District Court with respect to all controversies relating to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by affixing the seals of their representatives of the respective parties in duplicate, with a copy being retained by each party.

March 27th, 2012

Lessor:	Shuzo Kaihori, president and CEO

Yokogawa Electric Corporation

2-9-32 Naka-cho, Musashino-shi, Tokyo

Lessee:	Kei Oki, president

Opnext Japan Inc.

216 Totsuka-cho, Totsuka-ku, Yokohama, Kanagawa Prefecture